UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NYMEX Holdings, Inc.

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This filing relates to the proposed acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) by CME Group Inc. (“CME Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008, by and among NYMEX Holdings, CME Group, New York Mercantile Exchange, Inc. and CMEG NY Inc.

On May 22, 2008, NYMEX Holdings published on its employee intranet site certain employee related questions and answers with respect to the proposed acquisition by CME Group. The following is a copy of the questions and answers published on the employee intranet site:

1.	If an employee’s job is impacted by the transaction, how much notice will he or she have about his or her job status?

At this time, we do not have specific information on the period of notice employees will have if their jobs are impacted as a result of the NYMEX/CME Group combination. However, we hope to be able to inform each employee of his or her job status as soon as possible after the closing of the transaction. We will keep you updated on the staffing process, but we have not begun that process yet due to regulatory limitations.

2.	If I am offered a transition assignment, when will I receive my transition assignment letter?

Due to regulatory restrictions, we cannot yet begin the staffing process. As a result, we do not know when ongoing employment, transition assignment and job elimination decisions will be made and communicated to employees. Employees who are offered transition assignments will be notified at the time that all employees are informed of their job status, post-closing.

3.	If I am offered employment at CME Group, but am asked to relocate to Chicago and choose not to do so, will I be able to receive severance?

Relocation needs have not been determined as the staffing process has not yet begun. If relocation outside of New York is a condition of your employment with CME Group, and if you choose not to accept employment as a result, you will be eligible for severance.

4.	If I remain an employee of CME Group post-closing, how will my 401(k) be affected? What if I lose my job?

You are always 100 percent vested in your contributions to your 401(k) account. Whenever your employment ends, regardless of your reason for leaving, you are entitled to all contributions, including any rollover contributions, that you have made to the plan and any earnings on your contributions. You are also entitled to the NYMEX contributions that you have vested in before your employment ends and to all vested NYMEX profit-sharing contributions. Please see the plan document in the HR section of the NYMEX Portal for more details about the 401(k) plan.

5.	If I remain an employee of CME Group post-closing, what will happen to my profit sharing? What if I lose my job?

You vest in your profit-sharing contributions on a five-year graded vesting schedule, meaning that you vest in a percentage of the contributions during each of your first five years of service, with 100 percent of the contributions vested upon completion of your fifth year of service. Whenever your employment ends, regardless of your reason for leaving, you are entitled to all vested profit-sharing contributions.

Because we are in the initial stages of planning employee benefits integration, we do not yet know how or when employee benefits may change. We will provide you with more information on how 2008 profit sharing contributions, if any, will be handled once we have more information.

6.	If I remain an employee of CME Group post-closing, will my years of service transfer or will I start as a new employee altogether?

If you are offered continuing employment or a transitional assignment with CME Group post-closing, your years of service as a NYMEX employee will count toward your years of service with the combined company for eligibility and vesting purposes under the combined company’s benefit programs.

7.	I have vacation carryover days. Will I lose those as a result of the transaction?

We are currently evaluating how vacation days will be handled and we expect to be able to provide you with more details shortly.

8.	I joined NYMEX mid-year in 2007, so I received a prorated bonus. Will my retention bonus be 125 percent of my prorated 2007 bonus, or will it be 125 percent of what my bonus would have been had I worked all of 2007 at NYMEX? Also what about our colleagues who did not work here in 2007. What will they be eligible to receive as a retention bonus?

We are evaluating how retention bonuses will be structured for employees who joined NYMEX in 2007 and 2008. We expect to be able to provide you with details in the next few weeks and thank you for your patience as we work through these issues.

9.	I have options that are set to vest over the next several years. As an employee of the combined company, how will my options convert to CME Group options – will I still have the same number of options and strike price?

In connection with the merger, all outstanding NYMEX Holdings stock options, whether or not exercisable, will be assumed by CME Group and automatically become options to purchase shares of CME Group Class A common stock on the same terms and conditions as applied to such NYMEX Holdings stock options.

The conversion formula for this change is as follows. First, we calculate the amount of stock that would have been received by a shareholder making a valid stock election in the merger, assuming no proration. This is called the exchange ratio – add $36 to the product of the average CME Group share price over a specified period of 10 consecutive trading days (also called the average share price) ending two full trading days before the closing multiplied by 0.1323 and dividing the total by the average share price. The second step of the conversion is to multiply the number of unexercised NYMEX Holdings options by the exchange ratio (step one above) and round down to the nearest whole share. The new exercise price will be calculated by dividing the exercise price on the NYMEX Holdings options by the exchange ratio, rounded up to the nearest cent.

To make this formula more clear, consider the example below – an employee has 100 unexercised (vested and unvested) NYMEX Holdings options with a $59 strike price. We are assuming a $486.05 average share price for CME Group Class A common stock, which was the closing price for CME Group Class A common stock on March 14, 2008.

	Employee Example

Exchange Ratio	($36 + ($486.05 x 0.1323))/$486.05 =	0.2064

Whole Shares to Convert	100 x 0.2064 = 20.64	20 whole shares

New Exercise Price	$59/0.2064 =	$285.86

In-the-money value of potential CME Group Options at Example Exercise Price	($486.05 - $285.86) x 20 =	$4,003

Please note that the calculations of in-the-money value do not take into account tax obligations. Additionally, note that this is a general description and example of how the conversion formula works and is not meant to replace or reflect the complete provisions in the merger agreement regarding the conversion.

10.	I have options that are set to vest in February 2009. If we close in late 2008 and I lose my job, will I still vest in those shares?

At closing, any vested and unvested NYMEX options you have will convert to CME Group options. Additionally, your options will continue to vest during your ongoing employment as described in the grant letter you received when you received your options. Employees who lose their jobs as a result of the transaction within 18 months of the closing will be eligible for accelerated vesting on any NYMEX issued stock options. More information is available on the NYMEX Just.Ask site at nymexportal/just.ask/.

11.	I work with CME Group employees on a regular basis. Do I need to be careful about what I say related to our business?

We must be very sensitive to the fact that, while we all want to make progress toward a successful integration, we are two separate and distinct companies until the closing – two companies that must follow the regulations in the Hart-Scott-Rodino Antitrust Improvements Act and other antitrust laws. You should not discuss the transaction with any employee or representative of CME Group without the prior approval of the Legal Department.

At the same time, we understand that some of you have regular contact with CME Group employees due to your job responsibilities. You should continue to conduct business as you normally would and focus on the job at hand.

If you have any questions about what you can or cannot say, please contact the Legal Department.

Important Information

In connection with the proposed transaction, NYMEX Holdings and CME Group intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a joint proxy statement/prospectus. Such documents, however, are not currently available. Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CME Group and NYMEX Holdings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

NYMEX Holdings and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about NYMEX Holdings’ directors and executive officers is available in NYMEX Holdings’ proxy statement, dated April 7, 2008, for its 2008 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement when it becomes available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.